MAMMOTH ENERGY SERVICES INC.
BALANCE SHEET
(unaudited)

ASSETS	September 30,
2016
CURRENT ASSETS
Cash	$1,000
Total assets	$1,000

LIABILITIES AND UNITHOLDERS' EQUITY
CURRENT LIABILITIES
Payable to related party	$900
Total liabilities	900

STOCKHOLDERS' EQUITY
Stockholders' Equity:
Common stock, $0.01 par value; 100 shares authorized;
100 shares issued and outstanding at September 30, 2016	1
Additional paid-in capital	99
Total stockholders' equity	100
Total liabilities and stockholders' equity	$1,000

MAMMOTH ENERGY SERVICES INC.
NOTES TO FINANCIAL STATEMENT

1. Organization and Basis of Presentation
Mammoth Energy Services Inc. (“Mammoth”) is a corporation formed under the laws of the State of Delaware on June 3, 2016. Mammoth intends to offer common stock pursuant to an initial public offering. Immediately prior to the effectiveness of the registration statement, Mammoth Energy Partners LP will convert to a Delaware limited liability company named Mammoth Energy Partners LLC (“Mammoth Partners LLC”) and Mammoth Holdings LLC, Gulfport Energy Corporation and Rhino Exploration LLC will contribute their respective interests in Mammoth Partners LLC to Mammoth and Mammoth Partners
LLC will become a wholly owned subsidiary.

The historical financial information contained in this report relates to periods that ended prior to the completion of the initial public offering (“IPO”) of Mammoth, and prior to the effective date of the IPO, Mammoth Energy Partners LP ("Mammoth LP"). Consequently, the unaudited consolidated financial statements and related discussion of financial condition and results of operations contained in Item 1 of Part I of this report pertain to Mammoth LP. In connection with completion of the IPO, Mammoth LP was merged with and into Mammoth, causing Mammoth LP to become a wholly owned subsidiary of Mammoth.

Management believes that the financial statements contained herein are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and in compliance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). The information contained in this report should be read in conjunction with the information contained in Mammoth Inc.'s final prospectus dated and filed with the SEC on October 17, 2016 and filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933 on October 19, 2016.

This balance sheet has been prepared in accordance with accounting principles generally accepted in the United States.
Through September 30, 2016, Mammoth had not earned any revenue and had not incurred any expenses; therefore, the statements of income, stockholders’ equity and cash flows have been omitted. There have been no other transactions involving Mammoth as of September 30, 2016.

2. Summary of Significant Accounting Policies

(a) Cash and Cash Equivalents
All highly liquid investments with an original maturity of three months or less are considered cash equivalents. Mammoth maintains its cash accounts in financial institutions that are insured by the Federal Deposit Insurance Corporation. Cash balances from time to time may exceed the insured amounts; however the Partnership has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risks on such accounts.

3. Subsequent Events
Mammoth has evaluated the period after September 30, 2016 through November 9, 2016, the date the financial statement was available to be issued, noting no subsequent events or transactions that required recognition or disclosure in the financial statement other than the ones discussed below.

On October 14, 2016, we consummated the Public Offering of 7,500,000 shares (the "Shares"), including 1,412,500 Shares issued pursuant to the partial exercise by the underwriters of their over-allotment option, at a price of $15.00 per Share, generating proceeds to us of $112,500,000 before underwriting discounts and expenses. On the IPO Closing Date, we utilized the proceeds from the Public Offering to pay down the credit facility balance and the residual to cash and cash equivalents.